Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of AMC Global Media Inc. (“AMC Global Media”) hereby certifies, to such officer’s knowledge, that AMC Global Media's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of AMC Global Media.

Date:	July 30, 2026	By:	/s/ Kristin A. Dolan
Kristin A. Dolan
Chief Executive Officer

Date:	July 30, 2026	By:	/s/ Hozefa Lokhandwala
Hozefa Lokhandwala
Executive Vice President and Chief Financial Officer